Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES RECORD DATE FOR PLANNED RIGHTS OFFERING

IRVINE, CA, March 10, 2014 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced that a record date of March 20, 2014 (the “Record Date”) has been set for the Company’s planned rights offering (the “Rights Offering”). On December 17, 2013, Pro-Dex filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) with respect to the Rights Offering, which was subsequently amended via Amendment No.1 to Form S-3, filed with the SEC on March 5, 2014 (the “Registration Statement”).

The rights offering will be made through the Company’s distribution to its existing shareholders as of the Record Date of non-transferable subscription rights to purchase their pro rata portion of newly issued shares of the Company’s common stock. The subscription price has not yet been determined. The dates for both the subscription period and the expiration of the rights offering will be included in the final prospectus that will be filed with the SEC. The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all of the Company’s existing shareholders the opportunity to participate on a pro rata basis. The Company intends to use the net proceeds from the rights offering to pursue strategic opportunities that may present themselves from time to time or, if not used to pursue strategic opportunities, for working capital and general corporate purposes, including to fund ongoing research and development and product initiatives. Also, to the extent net proceeds of the rights offering are not deployed, some of the funds may be invested in accordance with the terms of the Company’s Surplus Capital Investment Policy.

Upon completion of the rights offering, the Company expects to receive gross proceeds of approximately $2.8 million before expenses, subject to the Company’s right to reduce the rights offering in order to preserve certain of the Company’s tax attributes, such as net operating loss carry forwards. The Company has received a standby commitment from AO Partners, LLC and Farnam Street Capital, Inc. (collectively the “Standby Purchasers”). Nicholas J. Swenson, a director of the Company, is the Managing Member of AO Partners, LLC. Raymond E. Cabillot, a director of the Company, is Chief Executive Officer and a director of Farnam Street Capital, Inc. The Standby Purchasers have agreed to purchase any and all shares of common stock that are not subscribed for by shareholders in connection with the rights offering up to an aggregate amount of $2.8 million, subject to the Company’s right to reduce the number of shares purchased by the Standby Purchasers in order to preserve the above-referenced tax attributes. The Company believes preservation of the tax attributes referenced above may result in the Company imposing material limitations on the Standby Purchasers’ ability to purchase stock under the terms of the standby commitment. However, such limitations are subject to change based on further study of such tax attributes.

The information in the Registration Statement is not complete and may be changed. The Company may not sell these securities until the Registration Statement filed with the SEC is effective. Neither the Registration Statement nor this release is an offer to sell these securities and it is not a solicitation of an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. The securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.